Exhibit 99.1

RPM Reports Record Fiscal 2024 First-Quarter Results

•	Record first-quarter net sales of $2.01 billion increased 4.1% over prior year

•	Record first-quarter net income was $201.1 million, record diluted EPS was $1.56, and record EBIT was $288.5 million

•	First-quarter adjusted diluted EPS of $1.64 increased 11.6% over prior year and adjusted EBIT increased 12.3% to $309.0 million, both all-time records

•	All-time record first-quarter cash provided by operating activities of $359.2 million

•	Fiscal 2024 second-quarter outlook calls for sales growth of low-single digits and adjusted EBIT growth of high-single to low-double digits

•	Fiscal full-year 2024 outlook remains unchanged with sales growth of mid-single digits and adjusted EBIT growth of low-double digits to mid-teens

MEDINA, OH – October 4, 2023 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported financial results for its fiscal 2024 first quarter ended August 31, 2023.

“RPM associates demonstrated another quarter of strong execution and generated record first-quarter sales and all-time record adjusted EBIT despite a mixed macroeconomic environment and challenging prior-year comparisons. These results represent the seventh consecutive quarter we have achieved record quarterly sales and adjusted EBIT. This impressive growth was driven by our associates’ focus on MAP 2025 margin achievement initiatives and leveraging our competitive strengths. Additionally, we continue making progress on improving our working capital, which resulted in all-time record cash flow from operating activities,” said Frank C. Sullivan, RPM chairman and CEO.

“Our businesses serving construction markets were standouts during the quarter. Construction Products Group (CPG) entered the quarter with positive momentum, and this accelerated as it leveraged its focus on repair and maintenance as well as its turn-key service model to generate record sales and adjusted EBIT. Several businesses in the Performance Coatings Group (PCG) and CPG segments benefited from strong demand for their engineered solutions for infrastructure and reshoring projects. All our segments continued their execution of MAP 2025 initiatives, which is creating greater collaboration and enabling data-driven decision making to build a more efficient and agile RPM.”

First-Quarter 2024 Consolidated Results

Organization and Reporting Update

Effective June 1, 2023, the company modified its organizational structure to manage and report certain businesses in Asia/Pacific in PCG. The businesses generate approximately $100 million in annual revenue and were previously part of CPG. Starting with the first fiscal quarter of 2024, results for PCG and CPG reflect the updated structure for both current and prior periods presented. These changes have no impact on consolidated results.

RPM Reports Results for Fiscal 2024 1st Quarter

October 4, 2023

Consolidated

	Three Months Ended
$ in 000s except per share data	August 31,	August 31,
	2023	2022	$ Change	% Change
Net Sales	$2,011,857	$1,932,320	$79,537	4.1%
Net Income Attributable to RPM Stockholders	201,082	169,013	32,069	19.0%
Diluted Earnings Per Share (EPS)	1.56	1.31	0.25	19.1%
Income Before Income Taxes (IBT)	269,154	225,121	44,033	19.6%
Earnings Before Interest and Taxes (EBIT)	288,533	255,496	33,037	12.9%
Adjusted EBIT(1)	309,014	275,265	33,749	12.3%
Adjusted Diluted EPS(1)	1.64	1.47	0.17	11.6%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts for details.

Fiscal 2024 sales were a first-quarter record and in addition to strong growth in the prior-year period when sales increased 17.1%. Three of the four segments achieved record fiscal 2024 first-quarter sales, which were primarily driven by the carry-over impact of increased pricing implemented in fiscal year 2023 in response to inflation. Consolidated volumes increased modestly, led by businesses that positioned themselves to benefit from increased spending on building maintenance, infrastructure and reshoring capital projects, partially offset by weakness in specialty OEM markets and certain customers maintaining inventories below historical levels.

Geographically, double-digit growth in Latin America and Africa/Middle East was driven by continued demand for engineered solutions for infrastructure projects, and European sales grew by nearly 10% driven by improvement in our construction businesses.

Sales included 3.9% organic growth, 0.1% growth from acquisitions net of divestitures, and 0.1% growth from foreign currency translation.

Fiscal 2024 first quarter adjusted EBIT was an all-time record and was in addition to strong growth in the prior-year period when adjusted EBIT increased 33.1%. This growth was driven by increased sales, benefits from MAP 2025 initiatives, and improved leveraging of fixed-costs, primarily in CPG. With the exception of Consumer, all segments generated commodity cycle benefits, which contributed to adjusted EBIT growth. Partially offsetting this growth was the unfavorable impact of deleveraging at businesses facing declining volumes serving OEM customers, as well as higher selling, general and administrative expenses related to growth investments and increased variable compensation resulting from improved financial performance.

RPM Reports Results for Fiscal 2024 1st Quarter

October 4, 2023

First-Quarter 2024 Segment Sales and Earnings

Construction Products Group

	Three Months Ended
$ in 000s	August 31,	August 31,
	2023	2022	$ Change	% Change
Net Sales	$782,789	$706,413	$76,376	10.8%
Income Before Income Taxes	140,452	106,755	33,697	31.6%
EBIT	143,848	107,535	36,313	33.8%
Adjusted EBIT(1)	144,597	108,716	35,881	33.0%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

CPG achieved all-time record quarterly sales despite challenging comparisons to the prior year and slowdowns in certain sectors of the broader construction market. CPG’s growth was driven by strength in restoration systems for roofing, facades and parking structures, which benefited from a strategic focus on repair and maintenance and its differentiated service model. Concrete admixtures and repair products generated strong growth from increased demand for engineered solutions serving infrastructure and reshoring-related projects. Additionally, businesses in Europe achieved growth. New office construction was a weak end market but was more than offset by growth in other non-residential end markets.

Sales included 9.5% organic growth and 0.6% growth from acquisitions, and 0.7% growth from foreign currency translation.

All-time record adjusted EBIT was driven by volume growth, which resulted in improved fixed-cost utilization, and benefits from MAP 2025 initiatives, including commodity cycle benefits. Variable compensation increased as a result of improved financial performance and was partially offset by expense reduction actions implemented at the end of fiscal 2023.

In fiscal 2024 second quarter, CPG acquired the wall system fabrication segment of NOW Specialties, LLC, to broaden its offerings for offsite panelized construction. The acquired segment has annual net sales of approximately $20 million.

Performance Coatings Group

	Three Months Ended
$ in 000s	August 31,	August 31,
	2023	2022	$ Change	% Change
Net Sales	$378,513	$363,718	$14,795	4.1%
Income Before Income Taxes	44,821	49,401	(4,580)	(9.3%)
EBIT	43,697	49,207	(5,510)	(11.2%)
Adjusted EBIT(1)	59,051	50,309	8,742	17.4%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

RPM Reports Results for Fiscal 2024 1st Quarter

October 4, 2023

PCG generated record first-quarter sales, driven by growth in flooring systems and other businesses that serve infrastructure and reshoring capital projects with engineered solutions. Geographically, demand was strong internationally. Increased pricing also contributed to growth.

Sales included 4.0% organic growth and 0.8% growth from acquisitions, partially offset by foreign currency translation headwinds of 0.7%.

All-time record adjusted EBIT was driven by sales growth and MAP 2025 benefits, led by commercial excellence programs in Europe and commodity cycle benefits. The adjusted EBIT growth was achieved in addition to strong results in the prior-year period.

As part of a MAP 2025 initiative focused on margin improvement in Europe, PCG divested a non-core service business, which generated annual sales of approximately $30 million. In the fiscal 2024 first quarter, PCG incurred $14.6 million in charges related to the divested business, and these charges were excluded from adjusted EBIT.

Specialty Products Group

	Three Months Ended
$ in 000s	August 31,	August 31,
	2023	2022	$ Change	% Change
Net Sales	$180,951	$202,697	$(21,746)	(10.7%)
Income Before Income Taxes	16,397	27,885	(11,488)	(41.2%)
EBIT	16,298	27,883	(11,585)	(41.5%)
Adjusted EBIT(1)	17,894	29,649	(11,755)	(39.6%)

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

SPG’s first-quarter sales decline was driven by lower volumes at businesses supplying OEM markets that produce windows, doors, furniture and cabinets, which have been negatively impacted by a slowdown in housing. SPG sales were also negatively impacted by customers holding inventories below historical levels and the divestiture of the non-core furniture warranty business in third quarter of fiscal 2023. Higher selling prices partially offset this sales decline.

Sales included a 9.0% organic decline, a 2.2% reduction from divestitures net of acquisitions, and 0.5% growth from foreign currency translation.

Adjusted EBIT was negatively impacted by the sales decline, product mix, and unfavorable deleveraging at plants due to reduced volumes. The divestiture of the non-core furniture warranty business also contributed to the adjusted EBIT decline. Investments to accelerate future growth weighed on short-term profitability during the quarter. Partially offsetting these declines were expense-reduction actions that were implemented during fiscal 2023 fourth quarter.

RPM Reports Results for Fiscal 2024 1st Quarter

October 4, 2023

Consumer Group

	Three Months Ended
$ in 000s	August 31,	August 31,
	2023	2022	$ Change	% Change
Net Sales	$669,604	$659,492	$10,112	1.5%
Income Before Income Taxes	131,829	116,689	15,140	13.0%
EBIT	131,079	116,663	14,416	12.4%
Adjusted EBIT(1)	121,167	117,070	4,097	3.5%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

The Consumer Group’s record first-quarter sales were driven by selling price increases in response to cost inflation, which continued during the quarter, and were in addition to strong growth in the prior-year period when sales surged 22.5% as the segment began restocking retailers after raw material supply improved. Fiscal 2024 first-quarter volumes declined moderately due to lower consumer take-away and certain customers holding inventory levels below historical levels, partially offset by share gains.

Sales included 1.7% organic growth, no impact from acquisitions, and foreign currency translation headwinds of 0.2%.

First-quarter adjusted EBIT was driven by MAP 2025 benefits and the sales increase, partially offset by continued cost inflation and lower fixed-cost utilization as a result of internal initiatives to normalize inventories. This growth was on top of strong prior-year results, when adjusted EBIT increased 149.6%. Adjusted EBIT excludes a $10.3 million gain on an insurance reimbursement.

Cash Flow and Financial Position

During the first three months of fiscal 2024:

•

Cash provided by operating activities was an all-time quarterly record of $359.2 million compared to $23.6 million during the prior-year period, driven primarily by improved working capital management, MAP 2025 working capital initiatives, and operating margin expansion.

•	Capital expenditures were $52.2 million compared to $57.8 million during the prior-year period, driven by organic growth opportunities and MAP 2025 efficiency programs.

•	The company returned $66.6 million to stockholders through cash dividends and share repurchases.

As of August 31, 2023:

•	Total debt was $2.51 billion compared to $2.84 billion a year ago, with the reduction driven by improved cash flow being used to repay debt

•	Total debt was reduced by $178.5 million compared to May 31, 2023

•	Inventories decreased by $222.5 million compared to August 31, 2022, driven by internal inventory normalization actions and MAP 2025 initiatives

RPM Reports Results for Fiscal 2024 1st Quarter

October 4, 2023

•	Total liquidity, including cash and committed revolving credit facilities, was $1.23 billion, compared to $1.15 billion a year ago

Business Outlook

“The positive momentum we generated in the first quarter is expected to continue in the second quarter and the remainder of fiscal year 2024. Led by our strategically balanced business model, benefits from MAP 2025 initiatives, our focus on repair and maintenance, and our strong position to serve infrastructure and reshoring demand with engineered solutions, we expect to generate good growth in the second quarter, even as we face challenging comparisons from record prior-year results. Additionally, we remain focused on structurally improving working capital and realizing strong cash flow generation,” Sullivan added.

“Our outlook for the remainder of the fiscal year remains generally unchanged from our prior guidance, with continued strong execution of our business strategy and reduced headwinds from destocking and inflation resulting in strong growth and another year of record sales and profitability,” he concluded.

The company expects the following in the fiscal year 2024 second quarter:

•	Consolidated sales to increase in the low-single-digit percentage range compared to prior-year record results.

•	CPG sales to increase in the mid-single-digit percentage range compared to prior-year record results.

•	PCG sales to increase in the mid-single-digit percentage range compared to prior-year record results.

•	SPG sales to decrease in the low-double-digit percentage range compared to prior-year record results.

•	Consumer Group sales to increase in the low-single-digit percentage range compared to prior-year record results.

•	Consolidated adjusted EBIT to increase in the high-single to low-double-digit percentage range compared to prior-year record results.

The company expects the following in the full fiscal year 2024, which is unchanged from its previous outlook:

•	Consolidated sales to increase in the mid-single-digit percentage range compared to prior-year record results.

•

Consolidated adjusted EBIT to increase in the low-double-digit to mid-teen percentage range compared to prior-year record results, with stronger growth in the second half of the fiscal year, assuming the economy does not enter a recession.

RPM Reports Results for Fiscal 2024 1st Quarter

October 4, 2023

Earnings Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed via webcast at www.RPMinc.com/Investors/Presentations-Webcasts or by dialing 1-844-481-2915 or 1-412-317-0708 for international callers and asking to join the RPM International call. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from October 4, 2023, until October 11, 2023. The replay can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 for international callers. The access code is 1032344. The call also will be available for replay and as a written transcript via the RPM website at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 17,300 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Senior Director of Investor Relations, at 330-220-6064 or mschlarb@rpminc.com.

# # #

RPM Reports Results for Fiscal 2024 1st Quarter

October 4, 2023

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest income (expense), net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our second-quarter fiscal 2024 or full-year fiscal 2024 adjusted EBIT guidance because material terms that impact such measure are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measure is not available without unreasonable effort.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital, and the viability of banks and other financial institutions; (b) the prices, supply and availability of raw materials, including assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; (k) risks relating to a public health crisis similar to the Covid pandemic; (l) risks related to acts of war similar to the Russian invasion of Ukraine; (m) risks related to the transition or physical impacts of climate change and other natural disasters or meeting sustainability-related voluntary goals or regulatory requirements; (n) risks related to our use of technology, artificial intelligence, data breaches and data privacy violations; and (o) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Form 10-K for the year ended May 31, 2023, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the filing date of this release.

RPM Reports Results for Fiscal 2024 1st Quarter

October 4, 2023

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2023	2022
Net Sales	$2,011,857	$1,932,320
Cost of Sales	1,183,240	1,187,849

Gross Profit	828,617	744,471
Selling, General & Administrative Expenses	531,032	485,205
Restructuring Expense	6,498	1,354
Interest Expense	31,818	26,711
Investment (Income) Expense, Net	(12,439)	3,664
Other Expense, Net	2,554	2,416

Income Before Income Taxes	269,154	225,121
Provision for Income Taxes	67,841	55,842

Net Income	201,313	169,279
Less: Net Income Attributable to Noncontrolling Interests	231	266

Net Income Attributable to RPM International Inc. Stockholders	$201,082	$169,013

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$1.57	$1.31

Diluted	$1.56	$1.31

Average shares of common stock outstanding - basic	127,633	127,617

Average shares of common stock outstanding - diluted	128,771	128,161

RPM Reports Results for Fiscal 2024 1st Quarter

October 4, 2023

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2023	2022
Net Sales:
CPG Segment	$782,789	$706,413
PCG Segment	378,513	363,718
SPG Segment	180,951	202,697
Consumer Segment	669,604	659,492

Total	$2,011,857	$1,932,320

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$140,452	$106,755
Interest (Expense), Net (b)	(3,396)	(780)

EBIT (c)	143,848	107,535
MAP initiatives (d)	749	1,181

Adjusted EBIT	$144,597	$108,716

PCG Segment
Income Before Income Taxes (a)	$44,821	$49,401
Interest Income, Net (b)	1,124	194

EBIT (c)	43,697	49,207
MAP initiatives (d)	15,354	1,102

Adjusted EBIT	$59,051	$50,309

SPG Segment
Income Before Income Taxes (a)	$16,397	$27,885
Interest Income, Net (b)	99	2

EBIT (c)	16,298	27,883
MAP initiatives (d)	2,719	1,766
(Gain) on sale of a business (e)	(1,123)	—

Adjusted EBIT	$17,894	$29,649

Consumer Segment
Income Before Income Taxes (a)	$131,829	$116,689
Interest Income, Net (b)	750	26

EBIT (c)	131,079	116,663
MAP initiatives (d)	380	407
Business interruption insurance recovery (f)	(10,292)	—

Adjusted EBIT	$121,167	$117,070

Corporate/Other
(Loss) Before Income Taxes (a)	$(64,345)	$(75,609)
Interest (Expense), Net (b)	(17,956)	(29,817)

EBIT (c)	(46,389)	(45,792)
MAP initiatives (d)	12,694	15,313

Adjusted EBIT	$(33,695)	$(30,479)

TOTAL CONSOLIDATED
Income Before Income Taxes (a)	$269,154	$225,121
Interest (Expense)	(31,818)	(26,711)
Investment Income (Expense), Net	12,439	(3,664)

EBIT (c)	288,533	255,496
MAP initiatives (d)	31,896	19,769
(Gain) on sale of a business (e)	(1,123)	—
Business interruption insurance recovery (f)	(10,292)	—

Adjusted EBIT	$309,014	$275,265

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because Interest Income (Expense), Net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows:

“Inventory-related charges,” & “Accelerated expense - other,” & inventory write-offs related to the discontinuation of certain product lines (“Discontinued product lines”) which have been recorded in Cost of Sales;

“Headcount reductions, impairments, closures of facilities and related costs as well as the loss on the divestiture of a non-core service business within our PCG segment,” which have been recorded in Restructuring Expense;

“Accelerated expense - other,” “Receivable write-offs,” “ERP consolidation plan,” & “Professional fees,” which have been recorded in Selling, General & Administrative Expenses.

(e)	Reflects the gain associated with post-closing adjustments for the sale of the furniture warranty business in the SPG segment which has been recorded in Selling, General & Administrative Expenses.
(f)

Business interruption insurance recovery at our Consumer segment related to lost sales and incremental costs incurred during fiscal 2021 and 2022 as a result of an explosion at the plant of a significant alkyd resin supplier, which has been recorded in Selling, General & Administrative Expenses.

RPM Reports Results for Fiscal 2024 1st Quarter

October 4, 2023

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2023	2022
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$1.56	$1.31
MAP initiatives (d)	0.19	0.12
(Gain) on sale of a business (e)	(0.01)	—
Business interruption insurance recovery (f)	(0.06)	—
Investment returns (g)	(0.04)	0.04

Adjusted Earnings per Diluted Share (h)	$1.64	$1.47

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows:

“Inventory-related charges,” & “Accelerated expense - other,” & inventory write-offs related to the discontinuation of certain product lines (“Discontinued product lines”) which have been recorded in Cost of Sales;

“Headcount reductions, impairments, closures of facilities and related costs as well as the loss on the divestiture of a non-core service business within our PCG segment,” which have been recorded in Restructuring Expense;

“Accelerated expense - other,” “Receivable write-offs,” “ERP consolidation plan,” & “Professional fees,” which have been recorded in Selling, General & Administrative Expenses.

(e)	Reflects the gain associated with post-closing adjustments for the sale of the furniture warranty business in the SPG segment which has been recorded in Selling, General & Administrative Expenses.
(f)

Business interruption insurance recovery at our Consumer segment related to lost sales and incremental costs incurred during fiscal 2021 and 2022 as a result of an explosion at the plant of a significant alkyd resin supplier, which has been recorded in Selling, General & Administrative Expenses.

(g)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(h)	Adjusted Diluted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

RPM Reports Results for Fiscal 2024 1st Quarter

October 4, 2023

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	August 31, 2023	August 31, 2022	May 31, 2023
Assets
Current Assets
Cash and cash equivalents	$240,586	$197,574	$215,787
Trade accounts receivable	1,475,470	1,454,641	1,552,522
Allowance for doubtful accounts	(56,584)	(46,775)	(49,482)

Net trade accounts receivable	1,418,886	1,407,866	1,503,040
Inventories	1,117,441	1,339,954	1,135,496
Prepaid expenses and other current assets	335,065	342,294	329,845

Total current assets	3,111,978	3,287,688	3,184,168

Property, Plant and Equipment, at Cost	2,372,532	2,135,573	2,332,916
Allowance for depreciation	(1,127,209)	(1,036,199)	(1,093,440)

Property, plant and equipment, net	1,245,323	1,099,374	1,239,476

Other Assets
Goodwill	1,300,833	1,333,066	1,293,588
Other intangible assets, net of amortization	541,994	586,204	554,991
Operating lease right-of-use assets	324,655	296,101	329,582
Deferred income taxes	19,907	16,450	15,470
Other	170,587	184,105	164,729

Total other assets	2,357,976	2,415,926	2,358,360

Total Assets	$6,715,277	$6,802,988	$6,782,004

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$684,075	$785,984	$680,938
Current portion of long-term debt	6,885	303,387	178,588
Accrued compensation and benefits	170,333	165,796	257,328
Accrued losses	28,753	26,160	26,470
Other accrued liabilities	378,601	367,920	347,477

Total current liabilities	1,268,647	1,649,247	1,490,801

Long-Term Liabilities
Long-term debt, less current maturities	2,498,426	2,534,108	2,505,221
Operating lease liabilities	279,632	255,625	285,524
Other long-term liabilities	287,087	285,634	267,111
Deferred income taxes	98,649	80,772	90,347

Total long-term liabilities	3,163,794	3,156,139	3,148,203

Total liabilities	4,432,441	4,805,386	4,639,004

Stockholders’ Equity
Preferred stock; none issued	—	—	—
Common stock (outstanding 128,962; 129,099; 128,766)	1,290	1,291	1,288
Paid-in capital	1,133,941	1,105,211	1,124,825
Treasury stock, at cost	(812,041)	(754,477)	(784,463)
Accumulated other comprehensive (loss)	(593,189)	(612,905)	(604,935)
Retained earnings	2,551,142	2,256,939	2,404,125

Total RPM International Inc. stockholders’ equity	2,281,143	1,996,059	2,140,840
Noncontrolling interest	1,693	1,543	2,160

Total equity	2,282,836	1,997,602	2,143,000

Total Liabilities and Stockholders’ Equity	$6,715,277	$6,802,988	$6,782,004

RPM Reports Results for Fiscal 2024 1st Quarter

October 4, 2023

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2023	2022
Cash Flows From Operating Activities:
Net income	$201,313	$169,279
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,539	38,416
Deferred income taxes	2,295	(1,919)
Stock-based compensation expense	9,118	9,062
Net (gain) loss on marketable securities	(6,451)	6,606
Net loss on sales of assets and businesses	3,263	—
Other	5,100	111
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease (increase) in receivables	87,712	(266)
Decrease (increase) in inventory	22,281	(148,188)
(Increase) in prepaid expenses and other current and long-term assets	(14,277)	(36,021)
Increase in accounts payable	18,840	15,113
(Decrease) in accrued compensation and benefits	(88,460)	(92,970)
Increase in accrued losses	2,211	1,873
Increase in other accrued liabilities	72,726	62,459

Cash Provided By Operating Activities	359,210	23,555

Cash Flows From Investing Activities:
Capital expenditures	(52,201)	(57,818)
Acquisition of businesses, net of cash acquired	(4,026)	(36,373)
Purchase of marketable securities	(16,235)	(6,440)
Proceeds from sales of marketable securities	9,443	4,116
Other	1,502	80

Cash (Used For) Investing Activities	(61,517)	(96,435)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	852	250,051
Reductions of long-term and short-term debt	(193,085)	(75,264)
Cash dividends	(54,065)	(51,420)
Repurchases of common stock	(12,500)	(25,000)
Shares of common stock returned for taxes	(14,833)	(12,430)
Payments of acquisition-related contingent consideration	—	(3,705)
Other	(712)	(2,487)

Cash (Used For) Provided By Financing Activities	(274,343)	79,745

Effect of Exchange Rate Changes on Cash and Cash Equivalents	1,449	(10,963)

Net Change in Cash and Cash Equivalents	24,799	(4,098)
Cash and Cash Equivalents at Beginning of Period	215,787	201,672

Cash and Cash Equivalents at End of Period	$240,586	$197,574